Exhibit 99.1

Pharmacyclics Reports First Quarter 2014 Results

First full quarter after launch of IMBRUVICATM net product revenue of $56.2 million

SUNNYVALE, CA, May 2, 2014

Pharmacyclics, Inc. (the “Company”) (Nasdaq: PCYC) today reported financial results and recent developments for the quarter ended March 31, 2014.

Financial Results for the Quarter Ended March 31, 2014

GAAP and Non-GAAP net income (loss)

Non-GAAP net income reported for the quarter ended March 31, 2014 was $31.3 million, or $0.40 net income per diluted share, compared to non-GAAP net loss of $28.3 million, or $0.40 loss per basic and diluted share for the quarter ended March 31, 2013.  See “Use of Non-GAAP Financial Measures” below for a description of our Non-GAAP Financial Measures.  Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP net income for the quarter ended March 31, 2014 was $18.3 million, or $0.23 net income per diluted share, respectively, compared to GAAP net loss of $51.9 million or $0.73 net loss per basic and diluted share for the quarter ended March 31, 2013. Included in GAAP net income / loss for the quarters ended March 31, 2014 and 2013 was stock-based compensation expense of $13.0 million and $23.6 million, respectively.

Revenue

Total revenue for the quarter ended March 31, 2014 increased to $119.4 million from $2.8 million for the quarter ended March 31, 2013 primarily due to net product revenue and milestone revenue recognized during the quarter.

During the quarter ended March 31, 2014, Pharmacyclics generated net product revenue of $56.2 million from sales of IMBRUVICATM, an increase of $42.6 million from IMBRUVICATM net product revenue compared to the quarter ended December 31, 2013. As of December 31, 2013, inventory in the distribution channel was approximately $3.6 million. With the net product revenue increasing to $56.2 million for the current quarter, the inventory in the distribution channel has increased by $3.8 million to approximately $7.4 million as of March 31, 2014. Accordingly, the actual product demand during the quarter ended March 31, 2014 was approximately $52.4 million.

As previously announced, IMBRUVICATM was first approved by the U.S. Food and Drug Administration (“FDA”) and commercially launched by the Company on November 13, 2013 for IMBRUVICATM as a single agent for the treatment of patients with mantle cell lymphoma (“MCL”) who have received at least one prior therapy. Pharmacyclics received a second approval from the FDA on February 12, 2014 as a single agent for the treatment of patients with chronic lymphocytic leukemia (“CLL”) who have received at least one prior therapy.

During the quarter ended March 31, 2014, the Company recorded milestone revenue of $60 million under the worldwide collaboration and license agreement (“Agreement”) with Janssen Biotech, Inc. and its affiliates (“Janssen”) on February 12, 2014 as a result of the FDA approval of IMBRUVICATM as a single agent for the treatment of patients with CLL who have received at least one prior therapy.

To date, in addition to the upfront payment of $150 million, the Company has received milestone payments of $445 million under the Agreement. The Company may receive up to an additional $380 million ($50 million for development progress, $100 million for regulatory progress and $230 million for approval) in development, regulatory and approval milestone payments, however, clinical development entails risks and we have no assurance as to whether or when the milestone targets might be achieved.

Costs and expenses

Non-GAAP costs and expenses, which exclude stock-based compensation expense, were $88.2 million for the quarter ended March 31, 2014 compared to $32.2 million for the quarter ended March 31, 2013. GAAP costs and expenses were $101.2 million for the quarter ended March 31, 2014, compared to $55.8 million for the quarter ended March 31, 2013. Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

The Agreement with Janssen includes a cost sharing arrangement for certain development activities. In general, Janssen is responsible for approximately 60% of development costs and the Company is responsible for approximately 40% of development costs. In general, Costs associated with commercialization will be included in determining pre-tax profit or pre-tax loss of IMBRUVICATM, and are to be shared 50% by the Company and 50% by Janssen. The Agreement with Janssen also provides for a $50 million annual cap of the Company’s share of IMBRUVICATM related research and development expenses, selling, general and administrative expenses, and offset by pre-tax commercial profits for each calendar year.

The Company recognizes amounts incurred in excess of the annual cap (“Excess Amounts”)  as a reduction to costs and expenses since the Company’s repayment of Excess Amounts to Janssen is contingent and would become payable only after the third profitable calendar quarter for the product. Excess Amounts shall be reimbursable only from the Company’s share of pre-tax profits (if any) after the third profitable calendar quarter for the product. Under the Agreement, Janssen will fund maximum Excess Amounts of $200 million. To date, the Company had recorded Excess Amounts totaling $134.3 million.

During the quarter ended March 31, 2014, the Company recorded its share of research and development expenses and selling, general and administrative expenses amounting to $24.4 million and $18.2 million, respectively related to IMBRUVICATM under the Janssen collaboration Agreement.

The Company’s share of costs related to IMBRUVICATM under the Agreement during the quarters ended March 31, 2014 and March 31, 2013 was calculated as follows (in thousands):

	Three Months Ended
	Mar. 31,	Mar. 31,
	2014	2013

Net collaboration costs for IMBRUVICATM included within:
Research and development expenses	$24,402	$22,172
Selling, general and administrative expenses	18,165	2,697
	42,567	24,869
Less: Pharmacyclics' 50% share of net product revenue less cost of goods sold (1)	25,035	-
Total net costs for IMBRUVICATM under Janssen collaboration agreement (2)	$17,532	$24,869

(1) Pharmacyclics 50% share of net product revenue less cost of goods sold:
	Three Months Ended
	Mar. 31,	Mar. 31,
	2014	2013
Product revenue, net	$56,179	$-
Less: Cost of goods sold	6,110	-
	50,069	-
Janssen's share of pre-tax profits	50%	50%
Total Cost of collaboration (Janssen's 50% share as per the Agreement)	$25,035	$-
Pharmacyclics' 50% share of net product revenue less cost of goods sold	$25,035	$-

(2) The Company's total share of net costs under the Agreement did not exceed the $50 million annual cap provided for in the Agreement. As such, no Excess Amounts were recorded for the three months ended March 31, 2014 and March 31, 2013.

Business Outlook

The Company currently anticipates, based on current information:

•	Net product revenue for the quarter ending June 30, 2014 to be $80 million +/- 5%;

•	Net product revenue for the year ending December 31, 2014 to be $295 million +/- 5%;

•	Total Cash, cash equivalents and marketable securities as of December 31, 2014, in excess of $600 million.

“Today we announced our first full quarter as a commercial organization with $56.2 million of IMBRUVICATM sales. This truly speaks to the strength of IMBRUVICATM and the power of inhibiting the BTK enzyme. Now more than 10,000 bottles of IMBRUVICATM have shipped since our approval in November. We are clearly impacting many lives with this compound and have initiated large scale clinical trials that we believe will yield a host of regulatory filings over the next years, leading to additional indications for patients treated either with IMBRUVICATM as a single agent or in combination with standards of care,” said Bob Duggan, CEO and Chairman of Pharmacyclics. “The two historic oral presentations at this year's ASCO are further proof of IMBRUVICATM’s potential to change the standard of care for B-cell malignancies. In partnership with our colleagues at Janssen, we have built a commercial team that is meeting the challenge of bringing such a transformative therapy to patients in need."

Regulatory Update

On April 8, 2014, a supplemental New Drug Application (sNDA) was submitted to the U.S. Food and Drug Administration (FDA) based on data from the randomized, multi-center, open label Phase III RESONATETM, PCYC-1112-CA, a head-to-head comparison of IMBRUVICATM versus ofatumumab in 391 patients with chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL), who had received at least one prior therapy.

At a planned interim analysis in January 2014, the results of the RESONATE study demonstrated a statistically significant improvement in progression-free survival, the primary endpoint of the study, in patients treated with IMBRUVICATM. Further, patients in the IMBRUVICATM arm also showed a statistically significant improvement in overall survival, a key secondary endpoint of the trial. The safety profile of IMBRUVICATM was acceptable and showed a favorable risk benefit profile. Data from this study will be discussed in an oral presentation at the 50th annual meeting of the American Society of Clinical Oncology in Chicago, May 30 - June 3, 2014.

Clinical Update

IMBRUVICATM clinical trials are active in all regions including US, Europe, Asia Pacific, Canada and Latin America. Currently IMBRUVICATM is being developed in 8 different B-cell malignancies. There are 11 Phase III clinical trials initiated with IMBRUVICATM and a total of 43 trials are registered on www.clinicaltrials.gov, of these 21 are in combination with standards of care and 22 are as single agents. Total planned enrollment for all these studies is approximately 7,500 patients participating in IMBRUVICATM trials. As of today there are 7 Phase III studies focused on patients with CLL, two designed for patients with MCL, one for patients with diffuse large B-cell lymphoma and one for patients with follicular lymphoma. To date, over 3,000 patients have been treated in company sponsored trials, conducted in over 35 countries around the globe and involving more than 800 principal investigators

During the first quarter of 2014 we dosed our first patient in a Phase I Rheumatoid Arthritis trial with  our BTK inhibitor for auto-immune indications. We are anticipating preliminary data from this trial by the end of the year 2014.

The company participated in the 105th American Association for Cancer Research (AACR) Meeting (Harnessing Breakthroughs – Targeting Cures) in April 2014. During the conference, IMBRUVICATM was presented in 1 mini-symposium, 3 oral sessions and 6 posters. Highlights from the meeting include two pre-clinical presentations on IMBRUVICATM’s impact in Graft-vs-host disease (GvHD) and HER-2 positive Breast Cancer, both of which support future clinical studies.

The company also announced in April that at the American Society of Clinical Oncology (ASCO) 50th Annual Meeting in Chicago, Illinois May 30 - June 3, 2014 there will be two oral presentations. Our first Phase III data from the PCYC-1112 (RESONATE™) study of single agent IMBRUVICA™ (ibrutinib) vs. ofatumumab, an established therapy in relapsed refractory CLL, which will be highlighted in the ASCO press briefing, a distinction given to less than 1% of all presentations.

The additional oral presentation shows data from an Independent Efficacy Evaluation of IMBRUVICATM (ibrutinib) after three years of long-term follow-up in patients with CLL. In addition the company will present three poster presentations of clinical data of IMBRUVICATM (ibrutinib). It includes an update of a Phase Ib/II Study evaluating IMBRUVICATM (ibrutinib) in combination with Ofatumumab in Patients with CLL/SLL. There will also be a review of resistance mutations, which are uncommon for patients on IMBRUVICATM (ibrutinib). Additionally preliminary safety and efficacy data of  IMBRUVICATM (ibrutinib) in patients (pts) with hairy cell leukemia (HCL) will be reviewed. IMBRUVICATM is being jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

IMBRUVICATM (ibrutinib) – Selected Clinical Trial Updates

Chronic Lymphocytic Leukemia/ Small Lymphocytic Lymphoma (CLL/SLL)

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RESONATE™ (PCYC-1112): Phase III study of IMBRUVICATM versus ofatumumab in patients with relapsed/refractory (R/R) CLL/SLL was initiated in the second quarter of 2012. This is a randomized, multi-center, open-label Phase III trial of IMBRUVICATM as a monotherapy. This 391 patient study met its primary end point of PFS as well as a key secondary endpoint of overall survival at the pre-planned interim analysis in January 2014. We have filed the study data with the FDA in April 2014 and expect a review by the agency to be completed within the first half of 2015.

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RESONATE™-17 (PCYC-1117): Open label, single arm, Phase II study of IMBRUVICATM as a mono-therapy in patients with CLL who have deletion of chromosome 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population) was initiated in the first quarter of 2013. The primary endpoint of the study is overall response rate (ORR). This global study completed its enrollment of 145 patients in Q3 of 2013, more than two quarters ahead of schedule. Patients will be followed for 12 months after the enrollment of the last patient for an assessment of ORR.

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RESONATE™-2 (PCYC-1115): Phase III study of IMBRUVICATM versus chlorambucil in newly diagnosed elderly CLL/SLL patients was initiated in the first quarter of 2013. This is a randomized, multicenter, open-label trial of IMBRUVICATM as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was agreed upon with the FDA under a Special Protocol Assessment (SPA). The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil. Pharmacyclics has completed enrollment of 273 patients worldwide in January 2014, approximately 9 months ahead of the original schedule. A data read out is anticipated in the second half of 2015.

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HELIOS (CLL3001): Phase III study of IMBRUVICATM in combination with bendamustine and rituximab in patients with R/R CLL/SLL was initiated in the third quarter of 2012. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICATM in combination with bendamustine and rituximab versus placebo in combination with bendamustine and rituximab (BR) in R/R CLL/SLL patients who have received at least one line of prior therapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to bendamustine and rituximab. This study completed enrollment of 578 patients worldwide in Q1, 2014.

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BRILLIANCE (CLL3002): Phase III study of IMBRUVICATM versus rituximab in patients with R/R CLL/SLL was initiated in the fourth quarter of 2013. This is a randomized, open-label, multi-center study to evaluate the efficacy and safety of versus rituximab in adult Chinese patients with R/R CLL or SLL with active disease requiring treatment, who have failed at least 1 prior line of therapy and are not considered appropriate candidates for treatment or retreatment with purine analog-based therapy or combination chemo-immunotherapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS. The enrollment target of this study is 150 patients.

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Third party sponsored: Phase III study of IMBRUVICATM versus IMBRUVICATM + rituximab versus bendamustine + rituximab in frontline newly diagnosed elderly (≥ 65 Years of Age) CLL/SLL patients (Alliance A041202) was initiated by the National Cancer Institute in the fourth quarter of 2013. This is a randomized, multi-center study designed to evaluate the improvement in PFS of IMBRUVICATM with or without rituximab vs bendamustine and rituximab.  Secondary outcome measures include overall survival and duration of response. The enrollment target of this multi-center study is 523 patients, enrollment initiated during the first quarter 2014.

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Third party sponsored: Phase III study in treatment naive, young fit patients with CLL, comparing the combination of IMBRUVICATM and Rituxan to chemo immunotherapy of FCR (fludarabine, cyclophosphamide, and rituximab), (ECOG1912), was initiated by the Eastern Cooperative Oncology Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in PFS of IMBRUVICATM with rituximab vs FCR.  Secondary outcome measures include overall survival and adverse events. The enrollment target of this multi-center study is 519 patients.

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Third party sponsored: Phase III study in untreated, intermediate and high-risk patients with CLL, comparing monotherapy IMBRUVICATM to placebo or no therapy, (CLL12), was initiated by the German Study Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in event-free survival (EFS) of IMBRUVICATM vs. watch and waiting.  Secondary outcome measures include ORR and PFS. The enrollment target of this multi-center study is 302 patients.

Mantle Cell Lymphoma (MCL)

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RAY (MCL3001): Phase III study of IMBRUVICATM versus temsirolimus in R/R MCL patients was initiated in the fourth quarter of 2012. This is a randomized, multi-center, open-label trial of IMBRUVICATM as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is PFS. The enrollment target of this global study was 280 patients. This trial completed enrollment in Q4 of 2013.

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SHINE (MCL3002): Phase III study of IMBRUVICATM in combination with BR in elderly patients with newly diagnosed MCL was initiated in the second quarter of 2013. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICATM plus BR versus placebo plus BR in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the study is PFS. The enrollment target of this global study is 520 patients.

Diffuse Large B-cell Lymphoma (DLBCL)

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PHOENIX (DBL3001): Phase III study of IMBRUVICATM in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) in patients with newly diagnosed non-GCB subtype of DLBCL was initiated in the third quarter of 2013. This is a randomized, multi-center, double-blinded, controlled trial of IMBRUVICATM plus rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone (R-CHOP) versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the study is to demonstrate a clinically significant improvement in event-free survival when compared to R-CHOP. The enrollment target of this global study is 800 patients.

Follicular Lymphoma (FL)

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PCYC 1125: Phase II multicenter, open-label, study of IMBRUVICATM, in combination with Rituximab in previously untreated subjects with follicular lymphoma was initiated in the fourth quarter of 2013. The primary endpoint of this study is overall response rate. The enrollment target of this study is 80 patients.

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DAWN (FLR2002): Phase II study of IMBRUVICATM in patients with R/R FL was initiated in the second quarter of 2013. This is a multi-center, open-label, single-arm, global trial of IMBRUVICATM in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least 2 prior lines of therapy, including at least 1 rituximab combination chemotherapy regimen. The primary endpoint of this study is overall response rate. The enrollment target of this global study is 110 patients.

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SELENE (FLR3001): Phase III study of IMBRUVICATM in patients with R/R indolent Non-Hodgkin’s Lymphoma (iNHL) was initiated in the first quarter of 2014. This is a randomized, multi-center, placebo-controlled Phase III trial of in combination with either BR or R-CHOP in patients with previously treated indolent Non-Hodgkin Lymphoma (iNHL). The primary endpoint of this study is progression free survival. The enrollment target of this global study is 400 patients.

Marginal Zone Lymphoma (MZL)

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PCYC-1121: Phase II study of IMBRUVICATM in patients with R/R marginal zone lymphoma was initiated in the fourth quarter of 2013. This is a multi center, open-label, monotherapy study to evaluate the safety and efficacy of IMBRUVICATM in patients with R/R marginal zone lymphoma. The primary endpoint of this study is overall response rate and the enrollment target of this study is 60 patients.

Waldenstrom’s Macroglobulinemia (WM)

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Third party sponsored: Phase II study of IMBRUVICATM in patients with R/R Waldenstrom's Macroglobulinemia was initiated in the second quarter of 2012. This is a multicenter, open label study of monotherapy IMBRUVICATM in patients with WM who failed at least one prior therapy. The primary endpoint of this study is ORR.  The study will also assess the safety and tolerability of IMBRUVICATM as well as progression-free survival. This study is sponsored by the Dana-Farber Cancer Institute and completed enrollment of 63 patients with data recently presented at ASH 2013 and included in the “Best of ASH”.

Multiple Myeloma (MM)

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PCYC-1111: Phase II study of IMBRUVICATM in patients with R/R multiple myeloma was initiated in the first quarter of 2012. This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICATM as a single agent and in combination with dexamethasone in patients with R/R MM. At this time, an expansion of cohorts 1, 2 and 3 (420mg, 560mg with dexamethasone, and 840mg) is not planned due to the fact that the protocol-defined response rate was not achieved.  The Company is expanding the fourth dosing cohorts (840mg with dexamethasone) as it crossed a minimum pre-defined boundary of efficacy.  The clinical development focus of IMBRUVICATM in this indication will be in combination therapies.

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PCYC-1119: Phase I/IIb study of IMBRUVICATM in combination with carfilzomib in patients with R/R MM was initiated in the third quarter of 2013. The Phase I portion of this study is a dose escalation study designed to assess the safety and recommended Phase IIb dose of IMBRUVICATM and carfilzomib. The Phase IIb portion will be a randomized, double-blind, placebo controlled study to evaluate the efficacy of IMBRUVICATM and carfilzomib versus carfilzomib and placebo. The primary endpoint of the Phase IIb portion of the study is progression-free survival. The enrollment target of this study is 176 patients.

Conference Call

The Company will hold a conference call today at 8:30 a.m. ET. To participate in the conference call, please dial 1-877-303-7908 for domestic callers and 1-678-373-0875 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the Company’s Web site at http://www.pharmacyclics.com.

INDICATIONS

IMBRUVICA™ (ibrutinib) is indicated for the treatment of:

•	Patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

•	Patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.

These indications are based on overall response rate. Improvements in survival or disease-related symptoms have not been established.

IMPORTANT SAFETY INFORMATION WARNINGS AND PRECAUTIONS

Hemorrhage - Five percent of patients with MCL and 6% of patients with CLL had Grade 3 or higher bleeding events (subdural hematoma, ecchymoses, gastrointestinal bleeding, and hematuria). Overall, bleeding events including bruising of any grade occurred in 48% of patients with MCL treated with 560 mg daily and 63% of patients with CLL treated at 420 mg daily.The mechanism for the bleeding events is not well understood.  IMBRUVICA™ may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVICA™ for at least 3 to 7 days pre and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA™ therapy. At least 25% of patients with MCL and 35% of patients with CLL had infections Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE). Monitor patients for fever and infections and evaluate promptly.

Myelosuppression - Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients with MCL and 35% of patients with CLL. These included neutropenia (29%), thrombocytopenia (17%) and anemia (9%) in patients with MCL and neutropenia (27%) and thrombocytopenia (10%) in patients with CLL. Monitor complete blood counts monthly.

Renal Toxicity - Fatal and serious cases of renal failure have occurred with IMBRUVICA™ therapy. Treatment-emergent increases in creatinine levels up to 1.5 times the upper limit of normal occurred in 67% of patients with MCL and 23% of patients with CLL. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients with MCL and 4% of patients with CLL. Periodically monitor creatinine levels. Maintain hydration.

Second Primary Malignancies - Other malignancies have occurred in 5% of patients with MCL and 10% of patients with CLL who have been treated with IMBRUVICA™.  Four percent of patients with MCL, had skin cancers, and 1% had other carcinomas. Eight percent of patients with CLL had skin cancers and 2% had other carcinomas.

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA™ can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA™. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS -

MCL: The most commonly occurring adverse reactions ( > 20%) in the clinical trial were thrombocytopenia*, diarrhea (51%), neutropenia*, anemia*, fatigue (41%), musculoskeletal pain (37%), peripheral edema (35%), upper respiratory tract infection (34%), nausea (31%), bruising (30%), dyspnea (27%), constipation (25%), rash (25%), abdominal pain (24%), vomiting (23%), and decreased appetite (21%).

*Treatment-emergent decreases (all grades) of platelets (57%), neutrophils (47%) and hemoglobin (41%) were based on laboratory measurements and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > 5%) were pneumonia (7%), abdominal pain (5%), atrial fibrillation (5.4%), diarrhea (5%), fatigue (5%), and skin infections (5%).  Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients. Ten patients (9%) discontinued treatment due to adverse reactions in the trial (N=111).

The most frequent adverse reaction leading to treatment discontinuation was subdural hematoma (1.8%). Adverse reactions leading to dose reduction occurred in 14% of patients.

CLL: The most commonly occurring adverse reactions ( > 20%) in the clinical trial were thrombocytopenia*, diarrhea (63%), bruising (54%), neutropenia*, anemia*, upper respiratory tract infection (48%), fatigue (31%), musculoskeletal pain (27%), rash (27%), pyrexia (25%), constipation (23%), peripheral edema (23%), arthralgia (23%), nausea (21%), stomatitis (21%), sinusitis (21%), and dizziness (21%).

*Treatment-emergent decreases (all grades) of platelets (71%), neutrophils (54%) and hemoglobin (44%) were based on laboratory measurements per IWCLL criteria and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > 5%) were pneumonia (8%), hypertension (8%), atrial fibrillation (6.3%), sinusitis (6%), skin infection (6%), dehydration (6.4%), and musculoskeletal pain (6%). Treatment-emergent Grade 3 or 4 cytopenias were reported in 35% of patients.

Five patients (10%) discontinued treatment due to adverse reactions in the trial (N=48). These included 3 patients (6%) with infections and 2 patients (4%) with subdural hematomas. Adverse reactions leading to dose reduction occurred in 13% of patients.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid concomitant administration with strong or moderate inhibitors of CYP3A. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA™ dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIAL POPULATIONS - Hepatic Impairment - Avoid use in patients with baseline hepatic impairment.

For the full prescribing information, visit http://www.imbruvica.com/downloads/Prescribing_Information.pdf

Access to IMBRUVICATM

Patients who are prescribed IMBRUVICATM can receive access support through several distinct programs:

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The YOU&i Start™ program enables eligible patients who have been prescribed IMBRUVICATM for an FDA-approved indication and are experiencing insurance coverage delays to access free product for a limited period of time, if they meet certain requirements. In addition, our YOU&i Access service center is set up to help patients ensure that all access-related administration is properly handled.

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The YOU&i Access™ Instant Savings Program helps commercially insured patients who have difficulties with out-of-pocket expenses for IMBRUVICATM. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $25.

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Patients who are deemed uninsured and eligible, and who qualify based on financial need, can access IMBRUVICATM through the Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent non-profit organization to which Pharmacyclics makes donations.

•	Pharmacyclics will also support third party foundations, organizations and other efforts to help patients in need get access to appropriate care.

More information about these comprehensive patient access programs is accessible at 1-877-877-3536 or at www.IMBRUVICA.com.

About IMBRUVICATM

IMBRUVICATM is indicated for the treatment of patients with mantle cell lymphoma or chronic lymphocytic leukemia who have received at least one prior therapy. These indications are based on overall response rate. Improvements in survival or disease-related symptoms have not been established. For more information about IMBRUVICATM, including the full prescribing information, please visit www.IMBRUVICA.com. IMBRUVICATM is a first in class, oral therapy and is a new agent that inhibits an enzyme called Bruton tyrosine kinase (BTK). BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B-cells. IMBRUVICATM blocks signals that tell malignant B-cells to multiply and spread uncontrollably. It is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, enabling Pharmacyclics to rapidly bring this medicine to patients in need.

To date, 11 Phase III trials have been initiated with IMBRUVICATM and a total of 43 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICATM.

About Pharmacyclics

We are focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs. To identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do just that.

We strive to be allies to all of our stakeholders – most importantly patients waging struggles against rare and incurable cancers – but also the physicians and family members who care for them, payers, our employees, our shareholders, and regulatory agencies working to bring life-changing medicines to patients.

In addition to IMBRUVICATM (ibrutinib), Pharmacyclics has three other product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs toward potential commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Ramses Erdtmann
SVP of Investor Relations and Administration
Phone: 408-215-3325

U.S. Medical Information, Pharmacyclics:
1-877-877-3536
medinfo@pcyc.com

SOURCE Pharmacyclics, Inc.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Mar. 31,	Dec. 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$678,625	$623,956
Marketable securities	11,431	11,672
Accounts receivable, net	27,013	11,044
Receivable from collaboration partner	1,047	51,957
Inventory	28,714	12,603
Advances to manufacturers	14,838	20,316
Prepaid expenses and other current assets	11,352	9,253
Total current assets	773,020	740,801
Property and equipment, net	29,800	25,471
Other assets	2,940	2,479
Total assets	$805,760	$768,751

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$64,391	$75,214
Payable to collaboration partner	17,890	3,388
Deferred revenue - current portion	12,862	7,581
Income tax payable	30	1,448
Total current liabilities	95,173	87,631
Deferred revenue - non-current portion	44,648	52,025
Other long-term liabilities	1,568	1,472
Total liabilities	141,389	141,128
Stockholders' equity	664,371	627,623
Total liabilities and stockholders' equity	$805,760	$768,751

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2014	2013
Revenue:
License and milestone revenue	$60,000	$-
Product revenue, net	56,179	-
Collaboration and services revenue	3,198	2,846
Total revenue	119,377	2,846
Costs and expenses*:
Cost of goods sold	6,110	-
Research and Development	35,292	35,784
Selling, general and administrative	34,715	20,026
Costs of collaboration agreement	25,035	-
Total costs and expenses	101,152	55,810
Income (loss) from operations	18,225	(52,964)
Interest and other income, net	38	79
Income (loss) before income taxes	18,263	(52,885)
Income tax benefit	(12)	(974)
Net income (loss)	$18,275	$(51,911)

Net income (loss) per share:
Basic	$0.24	$(0.73)
Diluted	$0.23	$(0.73)
Weighted average shares used to compute
net income (loss) per share:
Basic	74,754	70,933
Diluted	78,064	70,933

* Includes stock-based compensation as follows:
Cost of goods sold	$417	$-
Research and development	5,535	11,180
Selling, general and administrative	7,034	12,398
	$12,986	$23,578

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2014	2013
GAAP costs and expenses	$101,152	$55,810
Adjustments:
Cost of goods sold stock-based compensation (2)	417	-
Research and development stock-based compensation (2)	5,535	11,180
Selling, general and administrative stock-based compensation (2)	7,034	12,398
	12,986	23,578
Non-GAAP costs and expenses	$88,166	$32,232

GAAP net income (loss)	$18,275	$(51,911)
Adjustments:
Cost of goods sold stock-based compensation (2)	417	-
Research and development stock-based compensation (2)	5,535	11,180
Selling, general and administrative stock-based compensation (2)	7,034	12,398
	12,986	23,578
Non-GAAP net income (loss)	$31,261	$(28,333)

GAAP net income (loss) per share - basic	$0.24	$(0.73)
Stock-based compensation expense	0.18	0.33
Non-GAAP net income (loss) per share - basic	$0.42	$(0.40)

GAAP net income (loss) per share - diluted	$0.23	$(0.73)
Stock-based compensation expense	0.17	0.33
Non-GAAP net income (loss) per share - diluted	$0.40	$(0.40)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2)	All stock-based compensation was excluded for the non-GAAP analysis.